Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
AnorMED Inc.
We consent to the use in the registration statement on Form F-10 of AnorMED Inc. of our report dated May 12, 2006, except for note 14(b) which is as of June 2, 2006, with respect to the consolidated balance sheets of AnorMED Inc. as at March 31, 2006 and 2005 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2006, incorporated by reference herein.
Chartered Accountants
Vancouver, Canada
September 11, 2006
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.